Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
OCTOBER 31, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ANNOUNCES J. MIKE STICE JOINS COMPANY AS SENIOR VICE
PRESIDENT – NATURAL GAS PROJECTS AND AS PRESIDENT AND COO
OF CHESAPEAKE MIDSTREAM PARTNERS, L.P.

OKLAHOMA CITY, OKLAHOMA, OCTOBER 31, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced the hiring of J. Mike Stice as Senior Vice President – Natural Gas Projects and President and Chief Operating Officer of Chesapeake Midstream Partners, L.P. (CMP).  Mike joins Chesapeake after spending 27 years with ConocoPhillips (NYSE:COP) and its predecessor companies, where he most recently served as President of ConocoPhillips Qatar where he was responsible for the development, management and construction of natural gas liquefaction and regasification (LNG) projects.  While at ConocoPhillips, he also served as Vice President of Global Gas LNG, as President of Gas and Power and as President of Energy Solutions in addition to other roles in ConocoPhillips’ midstream business units.

Mike graduated with a Master of Science degree in Business from Stanford University and a Bachelor of Science degree in Chemical Engineering from the University of Oklahoma.  Mike will serve as the President and Chief Operating Officer of CMP, which operates all of Chesapeake’s gathering and processing assets outside of Appalachia, and he will also assume responsibility for Chesapeake’s various initiatives focused on increasing the demand for Chesapeake’s natural gas production.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented “We are extremely pleased for Mike to join Chesapeake’s senior management team.  He is exceptionally well known in the global natural gas industry and has capably led the development of many key midstream projects during his career at ConocoPhillips.  We look forward to leveraging Mike’s tremendous midstream and LNG experience in his new roles at Chesapeake in the years ahead.”

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Haynesville Shale, Fayetteville Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States.  Further information is available at www.chk.com